UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 4, 2008

PARKE BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-51338	65-1241959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Delsea Drive, Washington Township, New Jersey	08080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 256-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

PARKE BANCORP, INC.

INFORMATION TO BE INCLUDED IN REPORT

Section 8 – Other Events

Item 8.01.	Other Events

On November 4, 2008, the Registrant filed an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Deposit Insurance Corporation (the “FDIC”) to voluntarily participate in the U.S. Treasury Department’s (the “Department”) Capital Purchase Program (the “CPP”) announced on October 14, 2008 in conjunction with the Department’s Troubled Asset Relief Program (the “TARP”) under the Emergency Economic Stabilization Act (the “EESA”).

Under the CPP, if the Registrant’s application is approved, the Registrant would be eligible to receive up to $16,288,000 in capital through the issuance of preferred stock, based on three percent of the Registrant’s risk-weighted assets as of September 30, 2008. At September 30, 2008, the Registrant’s Tier I capital ratio was 9.91%. On a pro forma basis at September 30, 2008, assuming full participation in the program, the Registrant’s Tier I capital ratio would increase to approximately 12.91%, compared to the minimum regulatory capital requirement of 4%. The preferred stock that the Registrant would issue to the Department will be senior to the Registrant’s common stock, be non-voting, perpetual preferred stock, with a liquidation preference of $1,000 per share, and will initially pay cumulative dividends at five percent annually for each of the first five years of the investment, and nine percent thereafter, unless the Registrant redeems the shares prior to the end of the five-year period. If dividends on the preferred stock are not paid in full for six dividend periods, the holder would have the right to elect two directors of the Registrant. The Registrant may not redeem the preferred stock for a period of three years after issuance, except with the proceeds from the sale of qualifying perpetual preferred stock or common stock for cash. Any such redemption will be subject to regulatory approval, and must be at 100% of the issue price plus all accrued and unpaid dividends.

The Registrant would also issue 10-year warrants for its common stock to the Department in an amount equal to 15% of the preferred stock purchased, which will give the Department the opportunity to benefit from an increase in the common stock price of the Registrant. The warrants will be immediately exercisable. The exercise price of the warrants issued to the Department will be based on the market price of the Registrant’s common stock on the date of issuance of the preferred stock, as determined by the 20-trading day trailing average. None of the preferred shares, warrants or common stock issued to the Department, if any, will be subject to any restrictions on transferability by the Department.

Upon request, the Registrant may be required to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the possible resale of such securities by the Department. The Registrant would bear the cost of any such registration. For the first three years after the preferred shares are issued to the Treasury, the Registrant cannot repurchase its common stock or increase its dividends without the consent of the Department, unless prior to such third anniversary the preferred stock is redeemed in whole or the Treasury has transferred all of such shares to third parties. In addition, for as long as the securities of the Registrant are held by the Department, the Registrant will be subject to limitations on the compensation of certain of its senior executive officers.

The Registrant’s participation in the program, as well as the amount the Department may invest, is subject to approval of the Department, in consultation with the FDIC and the Federal Reserve Board, the execution of various agreements and standard closing conditions. The Department has stated that CPP purchases are expected to be funded by the end of the calendar year.

The foregoing description of the TARP, the CPP and securities covered thereby is qualified in its entirety by reference to the Summary of Senior Preferred Terms and other information regarding the TARP and CPP published on the Department’s website at www.treasury.gov and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

PARKE BANCORP, INC.
Date: November 5, 2008	By:	/s/ Vito S. Pantilione
Vito S. Pantilione President and Chief Executive Officer (Duly Authorized Representative)